Exhibit 2.1 - Stock Exchange Agreement between Narhaniel Energy and MNS Eagle Equity Group IV, Inc. ("MNS)- its Shareholders


                            STOCK EXCHANGE AGREEMENT


STOCK EXCHANGE AGREEMENT (the "Agreement") dated as of December 31, 2002 by and between Nathaniel Energy Corporation, a Delaware corporation ("NECX" or the "Company"), MNS Eagle Equity Group IV, Inc. ("MNS") and those shareholders of MNS who have executed a counterpart of this Agreement (the "MNS Holders").

WITNESSETH:

     WHEREAS, NECX wishes to acquire all of the issued and outstanding stock of MNS in exchange for total consideration of 50,000 shares of common stock of NECX and $25,000 in cash ($20,750 for the MNS shares and $4,250 for the MNS payables); and

     WHEREAS, NECX and the MNS Holders are entering into this Agreement to provide for the acquisition by NECX of the 647,584 shares of MNS held by the MNS Holders (the "MNS Shares"), which today do and as of the closing of the transactions herein contemplated shall constitute 100.0% of the issued and outstanding capital shares of MNS, in exchange for payment to them of their prorata share of the total consideration; and

     WHEREAS, it is the intention of the parties that (i) MNS be operated as a wholly owned subsidiary with its own board of directors but including representatives of NECX; and that (ii) the transaction be tax free under either
Section 368 or Section 351 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, MNS's common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, (the "Act") and its reports required to be filed in compliance with such registration are current; and

     WHEREAS, the intent of the parties is that NECX will succeed, as a result of the transaction contemplated by this Agreement, to the registration of MNS pursuant to Section 12(g) of the Act, in reliance upon Rule 12g-3(a) thereunder, subject to the filing of a report on Form 8-K which contains the information about NECX that would be contained in an annual report on Form 10-K;

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto hereby agree that:

     1.   Purchase and Sale of Securities.

          1.1 Purchase and Sale of MNS Shares. On the terms and subject to the conditions set forth in this Agreement, NECX hereby purchases all of the 647,584 MNS Shares from the MNS Holders, and the MNS Holders hereby sell the MNS Shares to NECX (the "Exchange").

          1.2 Purchase Price. In payment for all the MNS Shares, NECX hereby agrees to ratably pay and deliver to the MNS Holders at Closing a total of US$20,750.00 in cash and 50,000 shares of the common stock of NECX (the "NECX Shares") in the proportions set forth on SCHEDULE 1.2; and the MNS Holders hereby agree to convey and deliver all of the MNS Shares to NECX at closing. All of the MNS Shares and the NECX Shares must at closing be duly authorized, fully paid and validly issued, free of all liens, claims and encumbrances. The MNS Shares, and the cash and NECX Shares payable to the MNS Holders, shall be delivered to Brasher & Company, Attorneys at Law, 90 Madison Street, Suite 707, Denver, Colorado 80206, as Closing agent for delivery to the proper parties, and delivery to such firm shall constitute delivery to the parties. The "Closing" shall be the date the MNS Shares, cash and NECX Shares are delivered to such firm. The Closing agent shall deliver a written report to NECX and MNS reflecting the fact and manner of closing. Closing must occur on or before December 31, 2002.

          1.3 Payment of MNS Liabilities. At Closing, NECX shall also pay all liabilities of MNS in the total amount of US$4,250.00, which shall occur as stated in this paragraph. Such amount shall be delivered in good funds prior to Closing to Brasher & Company, attorneys at law. Brasher & Company shall deposit such funds in its Client Trust Account and pay them to the creditors of MNS and shall deliver a written accounting to NECX of all such payments.

            2. Company's Representations and Warranties. The Company represents and warrants to MNS and the MNS Holders that:

          2.1 Due Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate, and lease its respective properties and assets and to conduct its respective businesses as now conducted, and is qualified to do business in the state or other jurisdiction where the nature of its properties, assets, or businesses as now conducted, and is qualified to do business in the state or other jurisdiction where the nature of its properties, assets, or businesses requires such qualification other than where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition, financial or otherwise, of the business, operations, affairs, properties, or assets. This shall be referred to as the "Condition of the Company."

          2.2 Compliance with Law. The Company has obtained and maintains in full force and effect all permits, licenses, consents, approvals, registrations, memberships, authorizations, and qualifications under all federal, state, local, and foreign laws and regulations, and with all federal, state, local, and foreign governmental or regulatory authorities ("Authority") required for the conduct by it of its businesses and the ownership or possession by it of its properties and assets other than where the failure to obtain or maintain such permits, licenses, consents, approvals, registrations, memberships, authorizations, or qualifications could not, individually or in the aggregate, have a material adverse effect on the Condition of the Company. The Company is in compliance with all laws, regulations, ordinances, orders, and decrees (including, without limitation, all environmental and occupational, health, and safety laws) of any Authority applicable to the conduct by the Company of its business and to its ownership and possession of its properties and assets other than where the failure so to comply would not, individually or in the aggregate, have a material adverse effect on the Condition of the Company.

          2.3  Authorization, Execution, and Delivery of Agreement.

            (a) The execution and delivery of this Agreement, the issuance and sale of the NECX Shares to MNS, and the consummation of the transactions contemplated hereby (i) are within the corporate power and authority of the Company, (ii) do not require the approval or consent of any stockholders of the Company, and (iii) have been duly authorized by all necessary corporate power on the part of the Company. This Agreement has been duly authorized by all necessary corporate power on the part of the Company. This Agreement has been duly executed and delivered by the company, and this Agreement constitutes the legal, valid, binding, and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors' rights generally, and subject as to enforceability under general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

            (b) The NECX Shares have been duly authorized by all necessary corporate action on the part of the Company and when issued will be validly issued, fully paid, and nonassessable, and the MNS Holders will acquire valid title to such shares, free and clear of any preemptive rights and any encumbrances and claims of third persons.
          2.4  Financial Statements.   The Company's audited financial
statements for the periods ending December 31, 2001 and 2000 are true, correct and complete, and have been prepared in accordance with generally accepted accounting principles and standards and all applicable SEC rules.

          2.5 No Misrepresentation. This Agreement and the Company's draft of a Form 10SB-12G previously furnished contain no untrue statement of a material fact, nor omit to state a material fact about the Company necessary to make the statements contained herein and therein not misleading.

          2.6 Capitalization. The Company has authorized 75,000,000 shares of common stock of which 35,433,267 are issued and outstanding and 2,000,000 shares of Preferred Stock of which none are issued and outstanding. The Board of Directors has the right to issue preferred stock in series with the relative rights, designations and preferences determined by the Board of Directors from time to time.

            3. Representations and Warranties of MNS and the MNS HOLDERS. MNS, its directors, officers and controlling stockholders severally and personally represent and warrant to the Company that:

          3.1  Capitalization of MNS.   MNS has authorized 50,000,000 shares of
common stock of which 647,584 are issued and outstanding and 5,000,000 shares of Preferred Stock of which none are issued and outstanding. There are no options, warrants or other rights pursuant to which any person has the right to purchase or acquire capital shares of MNS, nor any instrument convertible into or exchangeable for capital shares of MNS.

          3.2 Registration under the Act. MSN's common stock is effectively registered under the Act, which registration is and at the date of closing the transaction contemplated by this Agreement will be in full effect. MSN has filed, and at the date of closing the transaction contemplated by this Agreement will have filed all reports required to be filed under the Act, all such reports contain all of the information required to be contained therein and all such information is materially accurate and complete, and does not omit to state any information required to make the information contained therein not misleading.

          3.3 Execution and Delivery of Agreement. This Agreement has been duly executed and delivered by and constitutes a legal, valid, binding, and enforceable obligation of MNS and each of the MNS Holders, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors' rights generally, and subject as to enforceability under general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          3.4 Purchase Entirely for Own Account. The MNS Holders each confirm that they are acquiring the NECX Shares for their respective own accounts and not as a nominee or agent for any person, and each is acquiring the NECX Shares for investment and not with a view to the resale or distribution of any part thereof, other than as permitted by applicable federal and state securities laws, and no MNS Holder is a party to any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation to such person or to any third person with respect to any of the NECX Shares.

          3.5 Representations and Warranties Correct. To the best knowledge of each of the MNS Holders, the representations and warranties of MNS herein are true and correct, and MNS has full power and authority to enter into this Agreement.
          3.6 Receipt of Documents. The MNS Holders each acknowledge that his, her or its investment is based solely on the description of the Company given by the agents of the Company without any written disclosures, but also by inviting the MNS Holders to discuss the Company with the Company's officers or its professional advisors.

            3.7 Access to Information about NECX. The MNS Holders each have had the opportunity to discuss the Company's business and affairs with such officers or other officials of the Company and/or agents as they have deemed necessary or appropriate, and each believes that he, she or it has received all the information considered necessary or appropriate for deciding whether to purchase the NECX Shares. Notwithstanding the foregoing, MNS and the MNS Holders represent and warrant that MNS has no assets and mininal liabilities, no contracts or agreements respecting MNS or the MNS Shares, MNS has engaged in no business of any kind since its inception, there are no preemptive rights as to the MNS Shares, and no options or other rights exist whereby any person is entitled to buy or acquire the MNS Controll Shares or any other shares of MNS.

            3.8 Restricted Securities. Each MNS Holder understands and acknowledges that the NECX Shares he or she is purchasing are characterized as restricted securities under the U.S. federal securities laws because they were acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations the securities may be resold or otherwise transferred without registration under the Securities Act of 1933 and other applicable laws only in certain limited circumstances.

            3.9 Legend. The MNS Holders each understand and acknowledge that all certificates evidencing the NECX Shares shall, unless and until removed in accordance with law, bear a legend in substantially the following form:

          "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged, or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Company that such registration is not required or unless sold under Rule 144 of the Securities Act."

          3.10 Ownership of MNS Shares; Etc. Each MNS Holder owns good and merchantable title to the MNS Shares, free and clear of all liens, claims and encumbrances of third persons, and each owns the number of shares set forth next to his, her or its respective name.

          3.11 Registration under the Act. MSN's common stock is effectively registered under the Act, which registration is and at the date of closing the transaction contemplated by this Agreement will be in full effect.

          3.12 Reports Current, Accurate and Complete. MSN has filed, and at the date of closing the transaction contemplated by this Agreement will have filed all reports required to be filed under the Act, all such reports contain all of the information required to be contained therein and all such information is materially accurate and complete, and does not omit to state any information required to make the information contained therein not misleading.

          3.13 Knowledge of Impairment. There is no known reason, whether in fact or in law, which would prevent NECX from succeeding to MNS's registration under the Act; nor are there any facts which could pose an impediment to NECX being treated as a fully reporting company under the Act, subject to NECX filing a report on Form 8-K disclosing information about NECX which would be required to be included in a report on Form 10-K.


     4.   Additional Covenants.

          4.1 Covenants of MNS. MNS hereby covenants and agrees to perform or do after Closing the following: (i) nominate and elect a board of directors consisting of persons designated by NECX; and (ii) l cooperate with the Company in any respect required to carry out the purposes of this Agreement, including the execution and delivery of any additional documents deemed by counsel to the Company to be required.

          4.2 Piggyback Registration Rights. If NECX should register any of its Common Stock or other securities under the Act, either for its own account or for the account of a security holder or holders other than the MNS Holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a transaction of the type described in Rule 145(a) of the Securities and Exchange Commission ("SEC") under the Act, NECX shall, at such time, promptly give each MNS Holder written notice of the proposed registration. Upon the written request of a Holder given within 20 days after mailing of such notice by NECX, then NECX shall cause to be registered under the Act all of the NECX Shares that such Holder has requested to be registered. Whenever required under this Section to effect the registration of any NECX Shares, NECX shall, as expeditiously as is practicable:

          (a) Prepare and file with the SEC a registration statement including the requested NECX Shares and use its best efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to 120 days or until the distribution contemplated in such Registration Statement has been completed; provided, however, that such 120-day period shall be extended as to an MNS Holder for a period of time equal to the period the MNS Holder refrains from selling any securities included in such registration at the request of NECX or of an underwriter of securities of NECX.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the MNS Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of NECX Shares owned by them.

          (d) Register or qualify the NECX Shares covered by such registration statement under the securities or "blue sky" laws of such jurisdictions as the MNS Holders reasonably request.

          (e) Notify each MNS Holder at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

In the event an managing underwriter engaged to effect the sale of securities subject to any registration statement in which the MNS Holders are entitled under this Section to include their NECX shares determines that such inclusion would not be in the best interest of the offering, then such shares shall not be included and the covenant herein given shall be extended to the next subsequent registration statement to the same effect as provided herein.

          4.2 Covenant as to Liquidated Damages. In the event NECX is unable for any reason to succeed to the registration of MNS under the Act or encounters material difficulty with respect to such registration due to events or conditions with respect to MSN which occurred or existed prior to the transaction contemplated by this Agreement, then, as liquidated damages in favor or NECX, the stockholders of MSN who received NECX stock and/or cash pursuant to this agreement shall return such stock to NECX for cancellation and repay such cash to NECX; and NECX shall have no liability or obligation to any such person arising out of this Agreement or the transactions contemplated hereby, including any obligation to return the stock of MSN to the persons from whom NECX received it. In the event it shall be demonstrated that MSN has made any material misrepresentation herein or omission herefrom, or is in breach of any representation or warranty, then the damages recoverable by NECX with respect thereto shall be limited to the consideration delivered by NECX under this Agreement.

     5.   General Provisions.

          5.1 Survival of Representations, Warranties and Agreement. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, the representation and warranty in this Agreement shall survive the sale and delivery of the NECX Shares and MNS Shares under the terms of this Agreement.

          5.2 Expenses. Each party hereto shall pay its, his or her own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof, and the consummation of the transaction contemplated hereby.

          5.3 Laws. This Agreement shall be governed and interpreted in accordance with the laws of the State of Colorado, United States of America.

          5.4. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties, and supersedes and integrates all prior oral or written agreements, if any, and may only be modified by written amendment signed by an authorized representative of each party.

          5.5. No Conflicting Agreements. Each party states that there is no agreement between itself and any other person, firm, or corporation which would cause this Agreement not to have full force and effect.

          5.6 Notices. Any notice required or permitted to be given to a party may be given by U.S. mail, by messenger or courier service or by facsimile transmission, to the addresses below or any other addresses subsequently provided in wriitng; if to MNS or an MNS Holder to:

          MNS Eagle Equity Group IV, Inc.
          90 Madison Street, Suite 707
          Denver, Colorado 80206
          Facsimile: 303-355-3063

     If to NECX:


          Nathaniel Energy Corporation
          4871 North Mesa Drive
          Castle Rock, Colorado  80108
          Facsimile: 303-688-9806

          5.7 No Conflicts of Interest; No Legal Advice. NECX acknowledges that John Brasher, the principal of Brasher & Company, attorneys at law, is an MNS Holder, is a beneficial owner of MNS Holder Yakima Corp., and married to MNS Holder Lisa K. Brasher, and NECX waives any conflicts from his acting as closing agent for these transactions in light of his interest in MNS. NECX also acknowledges that it has not received any legal advice or counsel from John Brasher and has relied solely upon its own counsel or advisers. Neither NECX nor its counsel has given any legal or other advice to MNS or any MNS Holder.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.


Nathaniel Energy Corporation            MNS Eagle Eguity Group IV, Inc. ("MNS")
  ("Company")



By..........................            By................................
     Authorized Officer                 Stephen M. Siedow, Pres., CEO



                         SIGNATURES of the MNS HOLDERS



Stephen M. Siedow (284,689)             John D. Brasher Jr. (263,189)

X...........................            X.................................
     Signature                          Signature



Linda M. Siedow (12,500)                Nicole A. Siedow (5,000)

X...........................            X.................................
     Signature                          Signature



Linda M. Siedow CF                      Linda M. Siedow CF
  Stephen J. Siedow (5,000)               Michael R. Siedow (5,000)

X...........................            X.................................
     Signature                          Signature



Lisa K. Brasher (10,000)                Lisa K. Brasher Children's Trust (5,000)

X...........................            X.................................
     Signature                          Signature



A.V. Gallagher (500)                    YAKIMA CORP. (20,000)

By..........................            By................................
     Signature                          John Brasher, Vice Pres.



Richard Evans (1,000)                   Johnny D. Brasher (10,000)

X...........................            X.................................
     Signature                          Signature



Myron D. Spanier  (2,000)               Robert W. Hershey  (25,000)

X...........................            By................................
     Signature                          Signature


SCHEDULE 1.2
DELIVERIES TO THE MNS HOLDERS


                                           MNS                      NECX
                                         Shares         Cash        Shares

Stephen M. Siedow                        284,689     $ 9,122.06     21,981

John D. Brasher Jr.                      263,189     $ 8,433.16     20,321

Linda M. Siedow                           12,500     $   400.53        965

Nicole A. Siedow                           5,000     $   160.21        386

Linda M. Siedow
  CF Stephen J. Siedow                     5,000     $   160.21        386

Linda M. Siedow
  CF Michael R. Siedow                     5,000     $   160.21        386

Lisa K. Brasher                           10,000     $   320.42        772

Lisa K. Brasher Children's Trust           5,000     $   160.21        386

YAKIMA CORP.                              20,000     $   640.84      1,544

Richard Evans                              1,000     $    32.04         77

Johnny D. Brasher                         10,000     $   320.42        772

Myron D. Spanier                           2,000     $    64.08        155

A.V. Gallagher                               500     $    16.02         39

Robert W. Hershey                         23,706     $   759.59      1,830

                                         -------     ----------     ------

TOTALS                                   647,584     $20,750.00     50,000